Prospectus Supplement No. 2 To Prospectus Supplement dated September 16, 2008 To Prospectus dated April 14, 2006

Filed pursuant to Rule 424(b)(3)

The 6,016,035 shares of Class A common stock covered by this prospectus supplement are part of the 7,250,000 shares of Class A common stock covered by the prospectus supplement filed on September 16, 2008. The filing fee calculated in accordance with Rule 457(r) under the Securities Act of 1933 was previously transmitted to the SEC in connection with the prospectus supplement filed on September 16, 2008 to the registration statement (File No. 333-133303).

6,016,035 Shares

SBA Communications Corporation

Class A Common Stock

This Prospectus Supplement No. 2 relates to the offer and sale of up to 6,016,035 shares of our Class A common stock by the selling shareholders named in the Prospectus Supplement, as amended and supplemented from time to time. This Prospectus Supplement No. 2 supplements the Prospectus dated April 14, 2006, as supplemented by the Prospectus Supplement dated September 16, 2008, as supplemented by the Prospectus Supplement No. 1 dated September 23, 2008. You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus, Prospectus Supplement, and Prospectus Supplement No. 1. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus, Prospectus Supplement, and Prospectus Supplement No. 1, except to the extent that the information in this Prospectus Supplement No. 2 supersedes or supplements the information contained in the Prospectus, Prospectus Supplement, and Prospectus Supplement No. 1.

The 6,016,035 shares of our Class A common stock are those shares that remain unsold of the original 7,250,000 shares of Class A common stock offered pursuant to the Prospectus Supplement. This Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with the Prospectus, Prospectus Supplement, and Prospectus Supplement No. 1, including any amendments or supplements thereto.

The table of selling security holders contained in the Prospectus Supplement under the caption “The Selling Shareholders” is modified by amending the security holdings of certain selling security holders previously named.

The date of this Prospectus Supplement No. 2 is January 29, 2009.

The table assumes that the selling shareholders sell as many shares as they can under this prospectus supplement.

Selling Shareholders	Class A Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Class A Common Stock to be Sold Under the Offering		Shares of Class A Common Stock Beneficially Owned After the Offering
				Number	Percent (2)
CFIC, Inc. of Delaware (3)	119,182	119,182		0	0%
Massachusetts Mutual Life Insurance Company (4)	307,057	307,057	(5)	0	0%
Keith Coppins	6,909	6,909		0	0%
Jane Angel	5,509	5,509	(6)	0	0%

(1)

We have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by the selling shareholders and the percentage ownership of the selling shareholders, we included any shares as to which the selling shareholders have sole or shared voting power or investment power, as well as any shares of our Class A common stock subject to options, warrants or other derivative securities held by that selling shareholder that are currently exercisable or exercisable within 60 days. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Under the rules of the SEC, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

(2)	The percentage is calculated based on the 117,599,547 shares of Class A common stock outstanding as of January 22, 2009.

(3)

CFIC, Inc. of Delaware is a wholly-owned subsidiary of GE Corporate Financial Services, Inc., which is a wholly-owned subsidiary of General Electric Capital Corporation, which is a wholly-owned subsidiary of General Electric Capital Services, Inc., which is wholly-owned, directly and indirectly, by General Electric Company. Therefore, General Electric Company may be deemed to be the indirect beneficial owner, with shared voting power and investment power, of the shares owned by CFIC, Inc. of Delaware. The business address of CFIC, Inc. of Delaware is 201 Merritt 7, Norwalk, CT 06851.

(4)

Babson Capital Management, LLC (“Babson Capital Management”) serves as investment advisor to Massachusetts Mutual Life Insurance Company. Consequently, Babson Capital Management may be deemed to be the indirect beneficial owner with shared voting power and investment power of the shares owned by Massachusetts Mutual Life Insurance Company. The business address of Massachusetts Mutual Life Insurance Company is c/o Babson Capital Management LLC, 1500 Main Street, 22nd Floor, Springfield MA 01115.

(5)

The amounts represent those amounts issued to Massachusetts Mutual Life Insurance Company plus those amounts previously issued to Mill River Master Fund, L.P., less the amount of 2,815 sold for Mill River Master Fund, L.P.’s FIRPTA withholding. Mill River Master Fund, L.P. has transferred its interests in the referenced shares to Massachusetts Mutual Life Insurance Company, its indirect beneficial owner.

(6)	The amounts represent those amounts previously issued to Keith Coppins, who has transferred his interests in the referenced shares for no value to Jane Angel.